Exhibit 10.16

AGREEMENT

This Agreement is entered into this 27th day July, 2023, by and between CleanCore Solutions, Inc. (“Solutions”) and Nebraska C. Ozone, LLC (“NCO”).

WHEREAS, the parties have entered into a three-party Settlement Agreement and General Release (the “Settlement Agreement”), a copy of which is attached hereto as Exhibit “A”;

WHEREAS, in conjunction with the Settlement Agreement, NCO has agreed to pay EDM One Hundred Five Thousand Six Hundred Seven and 40/100 Dollars ($105,607.40) in exchange for 890 220V units (the “Units”);

WHEREAS, Solutions has agreed to purchase the Units on consignment from NCO; and

WHEREAS, the parties desire to establish the terms and conditions for the payments by Solutions.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the parties agree as follows:

1.  Solutions shall pay NCO One Hundred Five Thousand Six Hundred Seven and 40/100 Dollars ($105,607.40) in exchange for the Units.

2.  Solutions shall sell such Units on consignment, and reimburse NCO $118.66 per Unit at the end of each quarter in which they are sold. Such payments shall be made to NCO within ten (10) days of the end of each quarter by Solutions.

3.  If any Units remain unsold by Solutions on March 31, 2024, the amount remaining owed to NCO for unsold Units shall accrue interest at a rate of seven percent (7%) per annum until NCO is paid in full.

4.  Any changes or modifications to the terms hereof must be in writing and signed by both parties.

CleanCore Solutions, Inc.

By:	/s/ Matt Atkinson
Name:	Matt Atkinson
Title:	Chief Executive Officer

Nebraska C. Ozone, LLC

By:	/s/ Lisa Roskens
Name:	Lisa Roskens
Title:	Chairman and CEO